UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     June 4, 2004

KMG CHEMICALS, INC.

(Exact name of registrant as specified in its chapter)

TEXAS	000-29278	75-2640529
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID No.)

10611 Harwin Drive, Suite 402 Houston, Texas		77036
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 713-988-9252

(Former name and former address, if changed since last report)

INFORMATION TO BE INCLUDED IN THE REPORT

Item 12.  Results of Operations and Financial Condition.

On June 4, 2004 the Company distributed a press release that contained the following information:

KMG Chemicals, Inc. (NASDAQ Small Cap: KMGB), a global provider of specialty chemicals in carefully focused markets, today announced its unaudited financial results for the third fiscal 2004 quarter ended April 30, 2004.

For the third fiscal 2004 quarter, KMG reported net income of $651 thousand or $0.08 per diluted share, versus net income of  $530 thousand or $0.07 per diluted share reported for the same quarter in fiscal 2003. Fiscal third quarter net sales were $12.4 million, up from $9.0 million during the year earlier period.

For the nine months ended April 30, 2004, net income was $829 thousand or $0.11 per diluted share, down from $1.2 million or $0.15 per diluted share for the same period last year.  Net sales were $29.3 million compared to $23.3 million last year.

At the end of the third fiscal 2004 quarter, KMG had total assets of $38.5 million and long-term debt of $8.9 million.  The company had $1.0 million of cash and cash equivalents at the end of the quarter.

“Third quarter results were significantly improved versus the previous quarter, as well as the same period last year,” David Hatcher, chairman and president of KMG Chemicals said.  “On a year-to-year basis, sales increased in all of our product groups during the third quarter.  Management feels the business is on an upswing and is expecting fourth quarter operating results to be a great deal better than last year. The initiatives previously undertaken by management are beginning to produce positive results.”

The company acquired the assets of Wood Protection Products, a distributor of pentachlorophenol (“penta”) solutions, during the previous fiscal quarter.  Penta is sold to industrial wood treaters to protect utility poles from mold, mildew, fungus and insects.  “The Wood Protection Products transaction was a strategic acquisition that strengthened KMG’s position in this important market.  It has proved to be accretive to earnings and cash flow and should add $6 million in annual revenue.  We expect to announce additional successes in our acquisition program within the next couple of weeks,” concluded Hatcher.

KMG Chemicals, Inc.
Selected Financial Data
(In thousands, except share data)
(UNAUDITED)

	Three Months Ending April 30		Nine Months Ending April 30
	2004	2003	2004	2003
Net sales	$12,424	$8,979	$29,333	$23,321
Gross profit	3,696	2,815	8,671	7,589
Pre-tax income	1,050	803	1,338	1,765
Net income	651	530	829	1,165
Earnings per diluted share	$0.08	$0.07	$0.11	$0.15
Weighted average diluted shares outstanding	7,704,343	7,547,362	7,640,924	7,549,829

Net working capital	8,685	10,406	8,685	10,406
Total assets	38,453	32,981	38,453	32,981
Long-term debt	8,912	5,813	8,912	5,813
Shareholders’ equity	23,646	22,216	23,646	22,216

KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to carefully focused markets.  The company grows by acquiring and managing stable chemical product lines and businesses with established production processes.  Its wholly owned subsidiary, KMG Bernuth, Inc. is a global provider of products to the wood treating and agricultural industries.  For more information, visit the company’s web site at www.kmgchemicals.com.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KMG Chemicals, Inc.

By:	/s/ David L. Hatcher	Date: June 4, 2004
David L. Hatcher, President